Exhibit 21.3



                                    AGREEMENT

         THIS AGREEMENT made this29th day November, 2002, by and between Choice Waste System Holdings, Inc., a Florida corporation in good standing, hereinafter referred to as "Choice", and American Waste, L.L.C, a Florida limited liability company in good standing, Todd C. McDorman and Cynthia A. McDorman, hereinafter collectively referred to as "McDorman", for and in consideration of the mutual covenants contained herein and the sum of Ten ($10.00) dollars, receipt of which is acknowledged:

1. McDorman's interest in American Waste, L.L.C., has a collective value of $80,000.00.

2. Choice shall issue shares of stock to McDorman at the rate of $2.25 per share in order to repay McDorman the $80,000.00 worth of value owned by McDorman in American Waste, L.L.C.

3. The purpose of this Agreement is to provide for an appropriate equalization and recognition of value of the capital investment held by McDorman in American Waste, L.L.C.


5. This Agreement shall augment that certain Unit Purchase Agreement entered into by and between McDorman and Choice dated Nov 29th , such that McDorman will be receiving an equal trade of the units of membership in American Waste, L.L.C., for Choice and McDorman will receive additional stock from Choice representing the value of their investment in American Waste, L.LC.

6. The issuance of stock shall be simultaneous with execution of this Agreement.

7. The foregoing terms and conditions constitute the entire Agreement by and between the parties hereto. Any representations not contained herein shall be of no force or effect and shall be null and void.

WHEREFORE, the parties hereto have hereunder set forth their hand and seals on the day and date first above-written. American Waste, L.L.C. Choice Waste System Holdings, Inc.

BY:  /s/ Will Cowdell                                    BY:  /s/ Will Cowdell
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Will Cowdell Managing Member
Will Cowdell President



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/s/ Todd C. McDorman                                 /s/ Cynthia A. McDorman
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Todd C. McDorman                                     Cynthia A. McDorman